EXHIBIT 10.3

Amendment No. 3
to
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT (“Agreement”) effective as of March 31, 2008, by and between L. Bryan Shaul (“Mr. Shaul”) and Sun Healthcare Group, Inc., a Delaware corporation (“Sun”);

WHEREAS, Sun and Mr. Shaul entered into an Employment Agreement dated as of February 14, 2005, and amended such Employment Agreement effective as of October 12, 2006 and October 31, 2007 (as so amended, the “Employment Agreement”), and they desire to amend the Employment Agreement with respect to the terms and conditions of Mr. Shaul’s bonus eligibility, as set forth below (capitalized terms used in this Agreement without definition shall have the meanings provided in the Employment Agreement).

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, Mr. Shaul and Sun agree as follows:

1.           Amendment.

     (a) Section 3(b) of the Agreement is amended by deleting it in its entirety and inserting the following in lieu thereof:

(b) Cash Bonus/Incentive Compensation. In addition to the Base Salary provided for in Section 3(a) above, Mr. Shaul shall be entitled to receive an annual bonus (“Bonus”) in accordance with the Sun Healthcare Group, Inc. Executive Bonus Plan, as it may be amended from time to time by the Compensation Committee of the Board of Directors; provided, however, that no amendment shall be effective if it reduces the percentage of Base Salary that would constitute the minimum or maximum potential amount of the Bonus as compared to the prior year, unless such amendment has been agreed to in writing by Mr. Shaul.  The Bonus shall be payable at the same time as other annual bonuses are paid to senior management personnel.  Subject to the provisions of Section 6, in order to have earned and to be paid any such Bonus, Mr. Shaul must be employed by Sun on the date of such payment. It is intended that the Bonus described in this Section 3(b) qualify as "performance based compensation" under Section 162(m) of the Code to the extent necessary to preserve Sun’s ability to deduct such Bonus.

(b) Schedule A to the Agreement is deleted in its entirety.

2.           Miscellaneous.

(a)
Amendments, Waivers, Etc.  Except as otherwise provided herein, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both parties.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b)
Entire Agreement.  The Employment Agreement, as amended by this Agreement, sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Employment Agreement, as amended hereby, and the Employment Agreement, as so amended, shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.  Except for the changes set forth in Section 1, the Employment Agreement shall remain in full force and effect.

(c)
Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

The parties hereto have executed this Agreement as of the date first above written.

/s/ L. Bryan Shaul	March 31, 2008
L. Bryan Shaul	Date

SUN HEALTHCARE GROUP, INC.

By /s/ Richard Matros	March 31, 2008
Its Chairman and Chief Executive Officer	Date